EXHIBIT 23.1






                          INDEPENDENT AUDITORS' CONSENT


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Electro Scientific Industries, Inc. (the Company) pertaining to the shares of the Company's Common Stock being offered to certain current and former officers, employees, directors, and consultants of the Company's wholly-owned subsidiary, Dynamotion, Inc., of our reports dated July 3, 1996 included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and to all references to our Firm included in this Registration Statement.





                                             ARTHUR ANDERSEN LLP

Portland, Oregon,
June 18, 1997